Exhibit 99.1

Q3 2025 Operational & Financial Results and

Progress Report on Key Developments to Double Production by 2030

TORONTO, November 6, 2025 - McEwen Inc. (NYSE/TSX: MUX) today announced its third quarter (Q3) and year-to-date (9M) results for the period ended September 30, 2025, and reported on its plan to double production by 2030, lower costs, and extend mine life across all operations. Management believes these initiatives provide an achievable path toward our goal of 250,000 to 300,000 GEOs Consolidated Annual Production by 2030.

McEwen is advancing the following projects: The Fox Complex (Stock and Grey Fox) is expected to contribute approximately 50% of the total production goal. This will be followed by the Gold Bar Mine Complex (Gold Bar Mine, Windfall and Lookout Mountain) at 30%, and El Gallo (Phases 1 and 2) at 20%. The acquisition of Canadian Gold Corp's Tartan mine is excluded from this forecast.

•	Stock Mine (Fox Complex) is expected to begin production by mid-2026, resulting in lower-cost gold production at the Fox Complex compared to the Froome mine, due to a lower royalty burden, shorter ore haulage to the mill, and cost benefits from processing softer material. Underground ramp development is on schedule and within budget. Based on our current mineral resource estimates, McEwen projects a six-year life at the Stock Mine, which is expected to increase once underground exploration drilling commences next year.

•	El Gallo (Mexico) is targeting mid-2027 for Phase 1 production (previously described as Project Fenix), based on an optimized production plan to maximize cash flow and metal recoveries. We now expect to operate a ball mill initially at 3,200 tonnes per day (tpd), which will result in lower initial capital costs. Engineering is underway, with construction of the mill expected to begin in H1 2026, pending final permit approval. Phase 1 is expected to operate for 10 years, producing up to 20,000 GEOs annually once commercial production is achieved. Permit approval of Phase 2 (El Gallo Silver) would materially extend the mine life.

•	Grey Fox (Fox Complex) is scheduled to release an Updated Resource Estimate in Q4 2025 and a Pre-feasibility Study (“PFS”) during H1 2026. At full production, Grey Fox is anticipated to be McEwen’s largest producing mine.

•	Windfall and Lookout Mountain (Gold Bar Mine Complex) update: Encouraging results from the drilling at the Windfall and Lookout Mountain areas (details below) will be reflected in the resource update expected in H1 2026. Permitting activities continue to bring the Windfall and Lookout Mountain areas into the Gold Bar Complex production plan.

•	Canadian Gold Corp. entered a definitive agreement to be acquired by McEwen. Following the expected closing in January 2026, McEwen will complete a resource estimate for the Tartan Mine, advance engineering designs and apply for potential permit modifications to support future production.

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•	Los Azules' detailed engineering is set to commence, with construction targeted for early 2027, subject to project financing. Based on the recently released Feasibility Study, Los Azules is expected to have a 21-year mine life, with potential to extend it by an additional 30 years through the use of Nuton® leaching technology or a Conventional Concentrator.

“We encountered operational challenges that led to production below guidance and higher-than-expected costs. We have identified the root causes at our Nevada and Timmins operations and are implementing decisive corrective measures. We expect these actions to begin delivering positive results in the fourth quarter.

At the same time, we achieved significant strategic progress. We advanced all sites toward our 2030 goal of 250,000–300,000 ounces of annual gold production, published the Feasibility Study for Los Azules, and secured approval for RIGI benefits—providing 30 years of tax and foreign exchange stability, a substantially lower tax burden, and immediate VAT recovery. These major de-risking milestones bring this world-class copper asset closer to construction and production,” said Rob McEwen, CEO and Chief Owner.

Highlights of Q3 2025

Abbreviations used are defined in the Glossary at the end of this press release.

Gold Bar Performance	8,191 GEOs were produced from the Pick deposit, which was lower than expected. The Company completed additional drilling during Q3 and reinterpreted historic drill holes, resulting in an updated geological model. In October, we observed significant improvements in mine compliance with the updated model, which strengthened our confidence in near-term mine planning.

As a result, the revised annual production guidance range for the year has been reduced to 32,000 to 35,000 GEOs, from 40,000 to 45,000 GEOs.

Costs per GEO sold were $2,540 cash costs and $2,852 AISC due to lower GEO production, resulting from fewer ore tonnes as described above, as well as increased costs from the related waste tonnes. During Q4 2025, costs per ounce are expected to be lower as we resolve and optimize short-term mine planning described above.

Revised annual cost per ounce guidance ranges for the year have been increased to $2,050 to $2,150 cash costs, from $1,500 to $1,700, and to $2,400 to $2,500 AISC, from $1,700 to $1,900.

Fox Complex Performance	6,386 GEOs were produced primarily from the Froome Mine, including early production from development activities at Froome West.

Annual production guidance for 2025 has been lowered to 25,000 to 28,000 GEOs, from 30,000 to 35,000 GEOs. While Q3 results met internal production targets, we expect to continue increasing production in Q4, both at Froome and Froome West. However, Q4 production is not expected to offset the production shortfall experienced in Q1 2025.

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Costs per GEO sold were $2,132 cash costs and $2,352 AISC. Our cost base increased due to higher contractor labor costs and development at Froome West and is expected to remain elevated through 2025. As we reach targeted production levels at Froome West, we expect costs to decrease as we process higher-grade gold-bearing material.

Revised annual cost per ounce guidance for the year is $2,000 to $2,100 cash costs and $2,300 to $2,400 AISC.

Revenue	Decreased by 3% to $50.5M from the sale of 14,968 GEOs, vs revenue of $52.3M from the sale of 21,350 GEOs produced at our two 100%-owned operations, Fox Complex and Gold Bar Mine Complex. In Q3, the average realized gold sale price was $3,477 per GEO, 39% higher than the average realized gold sale price of $2,499 per GEO in Q3 2024, offsetting the decline in GEOs sold of 33%.

Profitability

Gross profit $7.8M vs $13.8M in Q3 2024. In addition to the revenue impacts above, gross margins were primarily impacted by higher waste stripping costs at our Gold Bar operation.

Net loss to $0.5M or $0.01 per share, vs net loss of $2.1M or $0.04 per share in Q3 2024.

Adjusted EBITDA

Adjusted EBITDA increased 12% to $11.8M or $0.22 per share vs $10.5M or $0.20 per share in Q3 2024.

Adjusted EBITDA is calculated by adding back our portion of McEwen Copper's Q3 results to our consolidated income or loss before income and mining taxes. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our gold operations in production, including the San José mine.

Liquidity & Capital Resources at September 30, 2025

Cash and equivalents increased to $51.2M vs $13.7M at December 31, 2024.

The value of marketable securities increased to $24.2M vs $1.6M at December 31, 2024, driven by net additions of $8.0M and unrealized gains of $14.6M during 2025.

Working capital increased to $62.6M vs negative $6.5M at December 31, 2024.

Debt principal outstanding increased to $130.0M ($110.0M in convertible notes due 2030 and $20.0M under our term loan facility), vs $40.0M debt at December 31, 2024.

The reported total debt of $126.0M reflects the debt principal of $130.0M, less debt issuance costs of $4.0M, which are amortized over the life of the debt, in accordance with US GAAP.

The most recent financing of McEwen Copper at $30 per share implies a market value of $984M. Based on this number, McEwen’s 46.4% ownership of McEwen Copper has an implied market value of $456M or $8.43 per MUX share.

McEwen had 54,106,415 shares outstanding on September 30, 2025, compared to 52,924,821 shares on September 30, 2024.

Exploration & Development

$6.8M was invested during the quarter in exploration programs at Grey Fox, Gold Bar, Lookout Mountain, and Windfall properties, compared to $5.3M in Q3 2024.

Fox Complex is advancing the Froome West discovery to production while continuing development of the Stock ramp.

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$4.3M was invested by McEwen Copper in the Los Azules copper project in Q3, representing our 46.4% share of costs to operate the project and complete the Feasibility Study, compared with $1.9M in Q3 2024. As a Mineral Reserve statement with an effective date of September 3, 2025 was published, subsequent eligible development costs will be capitalized and will no longer be included in McEwen Copper’s income statement under US GAAP.

Safety	Zero lost-time incidents across our 100%-owned operations.

2025 Production & Unit Costs Outlook

Full-year production guidance range lowered to 112,000-123,000 GEOs, from 120,000–140,000 GEOs, including our attributable production from our 49%-owned San José mine.

Cost per ounce guidance ranges for our 100% owned operations increased to $2,028 to $2,128 per ounce cash costs, and to $2,356 to $2,456 per ounce AISC, compared to our initial guidance ranges of $1,543 to $1,743 per ounce cash costs and $1,700 to $1,900 per ounce AISC.

Individual Asset Performance – Production & Costs, Project Updates

(See Table 1 for Q3 2025 and 9M 2025 production and costs, 2024 comparatives and 2025 revised guidance)

Gold Bar Mine Complex, Nevada (100% owned)

Exploration

There are currently four drills active at the Gold Bar Mine Complex. During the quarter, we invested $2.5 million in exploration. The focus was on extending the mine life near the current open pits, as well as infill drilling at Lookout Mountain and exploration drilling at Windfall to produce an updated resource estimate for these areas.

Recent expansion drilling at Windfall has produced wide intersections of oxide mineralization at above average grades that are expected to increase the overall resource size. Recent near-surface oxide results include:

-	2.43 gpt gold over 74.7 meters (m)
-	4.57 gpt gold over 12.2 m
-	1.70 gpt gold over 64.0 m
-	1.01 gpt gold over 89.9 m and
-	0.77 gpt gold over 36.6 m.

Incorporating the Windfall 2024-2025 drill results into the resource estimate is expected to add to the Lookout Mountain resource. The current resource estimate for Lookout Mountain contains 423,000 ounces gold from 23.4M tonnes grading 0.56 gpt gold in the Measured and Indicated categories, and 84,000 ounces gold from 6.6M tonnes grading 0.39 gpt gold in the Inferred category (2023 Timberline Resources S-K 1300 Report).

Development

The gold mineralization at Windfall and Lookout Mountain is near-surface and oxidized, which means it may be possible to be processed by heap leach recovery, the same process currently used at the Gold Bar Mine. Windfall is located on private land, which may allow for faster production permitting. Metallurgical testing to advance the deposits towards a production decision is nearing completion.

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Fox Complex Mine, Ontario (100% owned)

Exploration

No changes were made to the Mineral Resource statements for the Fox Complex when we recently refiled the Technical Report, which had previously omitted some required information on supporting technical data (see PR dated October 28, 2025).

Exploration drilling adjacent to the Froome Mine led to the expansion of a higher-grade zone, known as “Froome West”, located 200 meters (650 feet) to the West. Drilling results from Q3 indicate that Froome West extends both closer to surface and at greater depth.

Highlights from this drilling included:

-	36.0 gpt gold over 10.0 m (TW) in drillhole 25PR-G424
-	9.3 gpt gold over 7.8 m (TW) also in drillhole 25PR-G424
-	11.7 gpt gold over 2.4 m (TW) in drillhole 25PR-G390

The potential for the Froome West zone to expand appears promising, as highlighted by recent assays, which are the deepest results received to date. These results, extending the mineralized zone from 250m to 315m vertically, include:

-	6.1 gpt gold over 5.7 m (TW) in drillhole 25PR-G478 and
-	7.7 gpt gold over 10.5 m (TW) in drillhole 25PR-G467 (1)

There are currently four surface drills operating in the Froome area. A significant amount of underground development at Froome West has been completed this year, enabling production to commence from this new area this quarter.

At Grey Fox, approximately $2.9 million has been invested primarily at the Gibson Zone to complete 20,600 m (67,500 ft) of drilling during Q3. The results have attractive gold grades, demonstrating good continuity across key zones, such as:

-	10.1 gpt gold over 5.8 m (TW) in drillhole 25GF-1597 in the NW Gibson expansion zone and
-	10.4 gpt gold over 5.6 m (TW) in drillhole 25GF-1564 close to the historical Gibson ramp.

For the Grey Fox deposit, an updated resource estimate that considers a combined open pit and underground mining scenario is expected to be released in Q4 2025. This updated resource will be used in the pre-feasibility study (“PFS”) for the Grey Fox project that will be published in H1 2026. The Grey Fox PFS will be an important milestone for the Company’s ambitious growth plans, which envision a larger gold resource base, higher gold production with a longer mine life and improved operating margins.

Adjacent to Grey Fox, at the recently acquired Stroud property, the Company has been completing a verification drill program. Stroud contains an historical resource estimate of 483,500 tonnes at a grade of 6.61 gpt Au for 103,000 ounces gold in the Indicated category and 367,700 tonnes at a grade of 5.90 gpt Au for 70,000 ounces gold in the Inferred category. This NI 43-101 resource was publicly disclosed in 2004 but is now considered historical in nature and should not be considered as current. Follow-up work in 2021 performed by the previous operator updated the geological data and outlined an Exploration Target with a range of 2 to 4 million tonnes at grades of 3 to 5 gpt Au, which now forms the basis for our exploration and verification drill programs. The Company intends to complete the drill programs and data review in order to include Stroud’s mineralization in future Grey Fox resource updates.

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Development

The Stock ramp development is proceeding on time and within budget, with $5.7 million invested during Q3. The ramp will connect the West and the East zones to the existing historical underground mine. Starting mid-2026, Stock is expected to generate revenue by producing more gold at a lower costs per ounce than is currently produced from the Froome Mine. The advantages of mining at Stock compared to Froome include 1) significantly reduced royalty burden, 2) softer material, leading to higher mill throughput, and 3) lower hauling cost due to its proximity to the mill. Additional upside is being evaluated in the historically mined Stock Main zone as development continues through this area in late 2025.

San José Mine, Argentina (49% owned)

Production and Costs

•	Attributable production during Q3 was 14,986 GEOs.
•	Costs per GEO sold were $2,196 cash costs and $2,771 AISC, impacted by high inflation outpacing the devaluation of the Argentine peso and increased use of contractors.
•	Despite higher costs, working capital at the San José mine remains strong, reaching $105.7 million (100% basis) as of September 30, 2025.
•	Annual production guidance tightened to 55,000–60,000 GEOs from 50,000-60,000 GEOs.
•	Annual unit costs guidance increased to $1,900 to $2,050 for cash costs and $2,200 to $2,350 for AISC.

El Gallo, Mexico

We have reached a construction decision for the Phase 1 gold reprocessing project contemplated in our Feasibility Study (previously described as the Fenix project). The Company is waiting for the extension of its Environmental Impact Assessment (Manifestación de Impacto Ambiental) from the Mexican government. McEwen is proceeding with the final detailed engineering plan for the mill, which has been purchased and is onsite. Assuming the extension of the Environmental Impact Assessment is approved, we anticipate beginning construction mid-2026, with production commencing mid-2027.

Phase 1 is expected to produce for 10 years, producing approximately 20,000 GEOs annually once commercial production is achieved. Production will come from the reprocessing of the material currently on the leach pad, through a ball mill and recovery circuit with an operating plan optimized for cash flow. Remaining capital costs to complete construction are estimated at $25 million. Since the material to be processed has been previously leached, no significant development or exploration costs are anticipated.

The Company has also started work on Fenix Phase 2, which will primarily involve production from the project’s in-situ silver deposits. This would extend the life of Fenix well beyond the initial 10 years contemplated under Phase 1.

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For El Gallo and district satellite deposits, McEwen has previously reported Measured and Indicated silver resource estimates of 13Mt at 77 gpt Ag for 32.3Moz Ag (2018 PEA Technical Report). These estimates are historical in nature and should not be considered as current.

McEwen Copper – Los Azules Copper Project, Argentina (46.4% ownership and 1.25% NSR)

Project Update

•	RIGI (Large Investment Incentive Regime) application approved, securing significant tax and regulatory benefits in Argentina.

The approval of the RIGI application marks a major milestone for Los Azules, granting significant tax, legal, and regulatory benefits in Argentina.

Through the RIGI, Los Azules benefits from 30 years of legal, fiscal, and customs stability, providing a predictable framework and strong protection against future regulatory changes. Key incentives include a reduced corporate income tax rate of 25% (down from 35%), a 50% reduction in dividend withholding tax, accelerated depreciation for new investments, release of VAT payments during construction, and exemption from export duties at the time of starting exports.

•	Feasibility Study completed. Summary results published on October 7, 2025 indicate robust project economics from production designed for low environmental impact:

-	Leach + SX/EW process will produce 99.99% copper cathode (LME Grade A)
-	$2.9 billion (B) NPV(8%)
-	19.8% IRR
-	3.9 years payback
-	$3.2 B initial capex
-	$1.71/lb C1 cash cost
-	$2.11/lb AISC

Copper price assumption used in the financial model is $4.35/lb. The National Instrument 43-101 technical report will be published in November 2025.

International Finance Corporation (“IFC”), a member of the World Bank Group, and McEwen Copper signed a collaboration agreement to align the Los Azules project with IFC’s environmental, social and governance standards for future potential debt and equity financing. The agreement also provides IFC with customary rights for IFC to act, at its sole discretion, as lender and/or arranger for prospective project debt financing. These rights are non-exclusive and do not constitute a commitment to provide financing; any IFC financing would remain subject to satisfactory due diligence, internal approvals and execution of definitive documentation.

United Nations Global Compact*: In August 2024, Los Azules formally joined the United Nations Global Compact through its Argentine Network, reinforcing its commitment to sustainability, human rights, fair labor practices, environmental stewardship, and corporate transparency.

This affiliation marks a significant milestone in the project’s responsible development strategy, as it strengthens the integration of environmental, social, and governance principles, aligning the company’s actions with the United Nations' 2030 Agenda and its Sustainable Development Goals.

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*Launched by the United Nations in 2000, it is a voluntary framework that encourages businesses and organizations worldwide to align their strategies and operations with ten universally accepted principles in the areas of human rights, labor, environment, and anti-corruption. (See: https://unglobalcompact.org/)

Further Corporate Developments

•	On October 14, 2025, the Company signed a definitive agreement to acquire Canadian Gold Corp., a strategic move to increase our resource base and future production. Its Tartan Mine is a former producing mine located in the province of Manitoba, a mining friendly jurisdiction in Canada. The transaction is expected to close in early January 2026, subject to required approvals. Following completion of the acquisition, the next steps will be to prepare an updated resource estimate, follow with a preliminary economic assessment (PEA) and advance engineering designs and apply for potential permit modifications to support future production at the Tartan Mine.

•	On November 3, 2025, McEwen acquired 31% of Paragon Geochemical Laboratories Inc., a provider of PhotonAssay™ services to the mining industry. PhotonAssay™ is a disruptive technology that provides a rapid, accurate, and non-destructive method for assaying gold, silver, and base metals, transforming industry standards. McEwen acquired this strategic investment by purchasing 874,288 shares of Paragon at a deemed price of CDN$17.50 per Paragon share and payable in shares of McEwen, representing a total investment of CDN$15.3 million.

Management Conference Call

Management will discuss our Q3 2025 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

Thursday November 6, 2025 at 11:00 AM EST	Toll Free Dial-In North America:	(888) 210-3454
	Toll Dial-In:	(646) 960-0130
	Dial-In Other Countries:	https://events.q4irportal.com/custom/access/2324/
	Conference ID Number:	3232920
	Webcast Link:	https://events.q4inc.com/attendee/798525651/guest

An archived replay of the webcast will be available approximately 2 hours after the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

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Table 1. Q3 and 9M 2025 Production and Costs, Comparatives from Q3 and 9M 2024 and 2025 Annual Revised Guidance

	Q3		9M		Full Year 2025
	2024	2025	2024	2025	Revised Guidance
Consolidated Production
GEOs(2) (3)	35,180	29,662	103,445	81,346	112,000–123,000
Gold Bar Mine Complex, Nevada
GEOs	13,639	8,190	37,649	24,281	32,000–35,000
Cash Costs/GEO	1,281	2,540	1,302	1,805	$2,050–$2,150
AISC/GEO	1,822	2,852	1,548	2,286	$2,400–$2,500
Fox Complex, Canada
GEOs	7,845	6,377	23,597	17,311	25,000–28,000
Cash Costs/GEO	1,572	2,132	1,572	2,138	$2,000–$2,100
AISC/GEO	2,017	2,352	1,931	2,473	$2,300–$2,400
San José Mine, Argentina (49%)(4)
GEOs	13,684	14,986	41,290	39,628	55,000–60,000
Cash Costs/GEO	2,173	2,196	1,788	2,335	$1,900–$2,050
AISC/GEO	2,675	2,771	2,194	2,881	$2,200–$2,350

Notes to Table 1:

1.	Cash gross profit, cash costs per ounce, and all-in sustaining costs (AISC) per ounce, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) and adjusted EBITDA per share are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definitions of these non-GAAP measures, refer to the “Non-GAAP Financial Measures” section in this press release. For reconciliations to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the quarter ended September 30, 2025, filed on EDGAR and SEDAR Plus.
2.	Gold Equivalent Ounces (GEOs) are calculated using gold-to-silver price ratios: 88:1 for Q3 2025, 85:1 for Q3 2024, 92:1 for 9M 2025, 85:1 for 9M 2024, and 85:1 for 2025 production guidance.

3.	El Gallo contributed 902 GEOs of production in 9M 2024 and 99 GEOs of production in 9M 2025.

4.	San José Mine figures represent the portion attributable to McEwen from its 49% interest in the San José Mine.

Glossary of Terms and Abbreviations

Au AISC B CW ft GEO gpt H1 H2 LOI	– gold – all-in sustaining costs – billion – core width – foot – gold equivalent ounce – grams per tonne – first half (January 1 - June 30) – second half (July 1 - December 31) – Letter of Intent	M M PFS Q1 Q2 Q3 Q4 SX/EW TW

– million

– meter

– Pre-feasibility Study

– first quarter (January 1 - March 31)

– second quarter (April 1 - June 30)

– third quarter (July 1 - September 30)

– fourth quarter (October 1 - December 31)

– Solvent Extraction / Electrowinning

– true width

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our US GAAP results and using the non-GAAP measures supplementally.

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The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

The presentation of these measures, including the minority interest in the San José, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash costs, cash cost per ounce, all-in sustaining costs, all-in sustaining costs per ounce, adjusted EBITDA, and average realized price per ounce differently than we do, limiting the usefulness as a comparative measure.

Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activities performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expenses, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposal, and any items that are deducted for the purpose of normalizing items.

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The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales.

	Three months ended September 30, 2025			Nine months ended September 30, 2025
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$21,701	$13,485	$35,186	$44,815	$37,709	$82,524
In-mine exploration	94	—	94	212	—	212
Capitalized mine development (sustaining)	—	1,248	1,248	7,597	5,725	13,322
Capital expenditures on plant and equipment (sustaining)	2,557	—	2,557	4,092	—	4,092
Sustaining leases	11	146	157	33	181	214
All-in sustaining costs	$24,363	$14,879	$39,242	$56,749	$43,615	$100,364
Ounces sold, including stream (GEO)	8,543	6,325	14,869	24,828	17,636	42,464
Cash cost per ounce sold ($/GEO)	$2,540	$2,132	$2,366	$1,805	$2,138	$1,942
AISC per ounce sold ($/GEO)	$2,852	$2,352	$2,639	$2,286	$2,473	$2,364

	Three months ended September 30, 2024			Nine months ended September 30, 2024
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$17,078	$12,604	$29,682	$49,515	$37,343	$86,858
In-mine exploration	165	—	165	647	—	647
Capitalized underground mine development (sustaining)	5,246	3,383	8,629	5,246	7,788	13,034
Capital expenditures on plant and equipment (sustaining)	1,459	—	1,459	2,438	—	2,438
Sustaining leases and other	345	186	531	1,014	723	1,737
All-in sustaining costs	$24,293	$16,173	$40,466	$58,860	$45,854	$104,714
Ounces sold, including stream (GEO)	13,333	8,017	21,350	38,033	23,750	61,783
Cash cost per ounce sold ($/GEO)	$1,281	$1,572	$1,390	$1,302	$1,572	$1,406
AISC per ounce sold ($/GEO)	$1,822	$2,017	$1,895	$1,548	$1,931	$1,695

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

	(in thousands, except per ounce)
San José mine cash costs (100% basis)
Production costs applicable to sales	$50,053	$58,031	$170,244	$154,136
Mine site reclamation, accretion and amortization	68	338	204	1,003
Site exploration expenses	1,854	1,605	5,009	4,926
Capitalized underground mine development (sustaining)	8,186	7,045	26,033	21,425
Less: Depreciation	(638)	(616)	(1,991)	(2,036)
Capital expenditures (sustaining)	3,623	5,031	8,797	9,674
All-in sustaining costs	$63,146	$71,434	$208,296	$189,128
Ounces sold (GEO)	22,788	26,705	72,295	86,207
Cash cost per ounce sold ($/GEO)	$2,196	$2,173	$2,355	$1,788
AISC per ounce sold ($/GEO)	$2,771	$2,675	$2,881	$2,194

McEwen Inc.	Page 11

Adjusted EBITDA and adjusted EBITDA per share

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our gold operations in production, including the San José mine; we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our precious metal operations and capital activities separately from our copper exploration operations. The most directly comparable measure prepared in accordance with GAAP is net loss before income and mining taxes. Adjusted EBITDA is calculated by adding back McEwen Copper's income or loss impacts on our consolidated income or loss before income and mining taxes.

The following tables present a reconciliation of adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Income (loss) before income and mining taxes	$(1,731)	$(1,267)	$(7,151)	$(39,578)
Less:
Depreciation and depletion	7,643	8,921	20,667	24,009
Loss from investment in McEwen Copper Inc. (Note 9)	4,275	1,852	19,831	36,680
Interest expense	1,628	983	4,660	2,928
Adjusted EBITDA	$11,815	$10,489	$38,007	$24,039
Weighted average shares outstanding (thousands)	54,170	51,953	53,808	50,380
Adjusted EBITDA per share	$0.22	$0.20	$0.71	$0.48

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Inc. and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to the Fox Complex exploration contained in this press release has been prepared under the supervision of Sean Farrell, P.Geo., McEwen Ontario’s Exploration Manager, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

(1) New analyses reported herein were submitted as full core samples and assayed by the Photon Assay method at the ISO 17025:2017 accredited laboratory Paragon Geochemical, Hamilton, Ontario for exploration holes and at the Fox Complex assay lab by the Fire Assay method for definition holes. McEwen recently signed an agreement to acquire 31% of Paragon Geochemical Laboratories.

(2) NI43-101 Technical Report on the Preliminary Economic Assessment for the Fenix Project, Sinaloa, Mexico, June 2018

Technical information related to resource estimates in this press release has been reviewed and approved by Luke Willis, P.Geo., McEwen’s Director of Resource Modelling and a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

McEwen Inc.	Page 12

Reliability of Information Regarding San José

The Company accounts for its investment in Minera Santa Cruz S.A., the owner of the San José Mine, using the equity method. The Company relies on the management of MSC to provide accurate financial information prepared in accordance with GAAP. While the Company is not aware of any errors or possible misstatements of the financial information provided by MSC, MSC is responsible for and has supplied to the Company all reported results from the San José Mine, and such results are unaudited as of the date of this release. McEwen’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

ABOUT MCEWEN

McEwen shares trade on both the NYSE and TSX under the ticker MUX.

McEwen provides its shareholders with exposure to a growing base of gold and silver production in addition to a very large copper development project, all in the Americas. The gold and silver mines are in prolific mineral-rich regions of the world: the Cortez Trend in Nevada, USA, the Timmins district of Ontario, Canada, and the Deseado Massif in Santa Cruz province, Argentina. McEwen is also considering reactivating a gold and silver mine in Mexico.

The Company has a 46.4% interest in McEwen Copper, which owns the large, long-life, advanced-stage Los Azules copper development project in San Juan province, Argentina – a region that hosts some of the country’s largest copper deposits. According to the last financing for McEwen Copper, the implied value of McEwen’s ownership interest is US$456 million.

The Los Azules copper project is designed to be one of the world’s first regenerative copper mines, with a commitment to achieving carbon neutrality by 2038. Its Feasibility Study results were announced in the press release dated October 7, 2025.

Chairman and Chief Owner Rob McEwen has personally invested over US$200 million and takes a salary of $1 per year, aligning his interests with shareholders. He is a recipient of the Order of Canada, a member of the Canadian Mining Hall of Fame and a winner of the EY Entrepreneur of the Year (Energy) award. His objective is to build MUX’s profitability, share value and eventually implement a dividend policy, as he did while building Goldcorp Inc.

McEwen Inc.	Page 13

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen.

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info@mcewenmining.com		X:	X.com/robmcewenmux

McEwen Inc.	Page 14